CONSENT OF ERNST & YOUNG LLP

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 401(k) Retirement Savings Plan of PAREXEL International Corporation for the registration of 500,000 shares of its common stock, of our report dated August 6, 2003, with respect to the consolidated financial statements and schedule of PAREXEL International Corporation as of and for the years ended June 30, 2002 and 2003 included in its Annual Report (Form 10-K) for the year ended June 30, 2003, filed with the Securities and Exchange Commission.

                                                                              /s/ Ernst & Young LLP

Boston, Massachusetts
September 29, 2003